Period Ended February 28, 2005

John Hancock Municipal Securities Trust

John Hancock Tax-Free Bond Fund

Series 1
NAV per share - Class C        $10.30

Dividend per share - Class C  $  0.202

 John Hancock High Yield Municipal Bond Fund

Series 2
NAV per share - Class C         $8.45

Dividend per share - Class C   $0.184